UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 3, 2015

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-34259	30-0513080
(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027
(Address of Principal Executive Offices) (Zip Code)

(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sale of Professional Services Segment

On October 3, 2015, Willbros Group, Inc. (the “Company”), entered into a Securities Purchase Agreement dated as of such date (the “Purchase Agreement”), by and among TRC Solutions, Inc., as purchaser, TRC Companies, Inc., Willbros United States Holdings, Inc., as seller (the “Seller”), and the Company. Pursuant to the Purchase Agreement, the Seller has agreed to sell all of the Company’s Professional Services segment to TRC. The transactions contemplated by the Purchase Agreement will be consummated after the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The purchase price is $130 million of cash, subject to adjustment based on estimated working capital on the date of closing. The purchase price is also subject to a post-closing working capital adjustment.

Pursuant to the Purchase Agreement, the Company has guaranteed the obligations of Seller thereunder, including certain indemnification obligations. The Purchase Agreement contains customary representations, warranties, covenants and indemnities of the parties to the agreement and is subject to customary closing conditions.

A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by reference into this Item 1.01 as though fully set forth herein. The foregoing summary description of the Purchase Agreement and the transactions contemplated therein is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

2.1	Securities Purchase Agreement dated as of October 3, 2015, by and among TRC Solutions, Inc., as purchaser, TRC Companies, Inc., Willbros United States Holdings, Inc., as seller, and Willbros Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: October 6, 2015	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Securities Purchase Agreement dated as of October 3, 2015, by and among TRC Solutions, Inc., as purchaser, TRC Companies, Inc., Willbros United States Holdings, Inc., as seller, and Willbros Group, Inc.

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